   AGREEMENT FOR PUBLIC SERVICE ANNOUNCEMENT DISTRIBUTION

This Public Service Announcement Distribution Agreement ("Agreement"), dated as of February 15, 2005, is made between Karma Media, Inc. ("Karma Media") and National Wildlife Federation  ("NWF"), a non-profit conservation organization.  The parties agree that the Commencement Date for this Agreement shall be February 25, 2005.  This Agreement is based upon the following recitals of fact:

RECITALS

WHEREAS, Karma Media operates a television program entitled "Estelle's Paradise", produced in both English and Spanish and distributed to over 550 broadcasters around the world; and

WHEREAS, NWF is a not-for-profit corporation whose mission is to educate, inspire and assist individuals and organizations of diverse cultures to conserve wildlife and other natural resources and to protect the earth's environment in order to achieve a peaceful, equitable and sustainable future and wishes to further that mission by establishing a relationship with Karma Media by launching a worldwide media and awareness campaign on behalf of NWF.  Such awareness campaign shall be dubbed "Save the Endangered Species Act".

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, the parties hereto mutually agree as follows:

1.        ALLOCATION OF COMMERCIAL AIR TIME TO CHARITY.

a.

Karma Media shall serve as a preferred media provider to NWF and agree to air public service announcements (PSAs) provided by Charity to all broadcasters, nationally, currently airing "Estelle's Paradise";

b.

As determined by individual broadcaster rate cards, the monthly value of the spots donated to NWF's PSAs shall be equal or greater than $50,000.

c.

The focus of each PSA should always be "Endangered Species".  During the initial awareness campaign, Karma Media shall allocate no less than $250,000 of commercial broadcast television spots across its network of broadcasters.

2.        CHARITY RESPONSIBILITIES

a.

NWF shall supply Karma Media with a broadcast-ready television spot for each PSA it intends to distribute as part of the "Save the Endangered Species Act" campaign;

b.

NWF shall supply Karma Media with a designated start and end date for the "Save the Endangered Species Act" campaign;

c.

NWF shall grant Karma Media, during the term of this Agreement a non-exclusive, non-transferable, royalty-free license to use NWF's trade names, logos, trademarks and service marks only as is reasonably necessary to perform its obligations under this Agreement.

3.        MISCELLANEOUS

a.

The term of this Agreement will begin on the Commencement date written above and will continue for a period of 12 months from the Commencement Date unless earlier terminated, renewed or extended.  The term "Commencement Date", as used herein, means the date Karma Media first airs NWF's PSA as described under paragraph 1.

b.

Either party may terminate this Agreement on thirty (30) days written notice in the event the other party materially breaches this Agreement and fails to cure such material breach within such 30-day period.

c.

Governing Law; Arbitration.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California, without reference to its choice of law rules.

d.

Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter and may be amended or modified only by a written instrument signed by a duly authorized agent of each party.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed as of the date first written above.

Charity:

National Wildlife Federation

Karma Media, Inc.

By:______________________________

By:_____________________

      Dominique Einhorn